Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, February 14, 2018

NACCO INDUSTRIES
DECLARES QUARTERLY DIVIDEND AND ANNOUNCES
STOCK REPURCHASE PROGRAM

    Cleveland, Ohio, February 14, 2018: NACCO Industries, Inc. (NYSE: NC) today announced that the Board of Directors declared a regular cash dividend of 16.5 cents per share. The dividend is payable on both the Class A and Class B Common Stock, and will be paid March 15, 2018 to stockholders of record at the close of business on March 1, 2018.
NACCO's Board of Directors also approved a stock repurchase program providing for the purchase of up to $25 million of the Company’s outstanding Class A Common Stock through December 31, 2019. The Company’s previously authorized share buyback program to purchase up to $50 million of the Company’s outstanding Class A common stock expired on December 31, 2017. Under that program, NACCO repurchased approximately 109,300 shares for an aggregate purchase price of $6.0 million.
The timing and amount of any repurchases under the new repurchase program will be determined at the discretion of the Company's management based on a number of factors, including the availability of capital, other capital allocation alternatives and market conditions for the Company's Class A common stock. The share repurchase program does not require the Company to acquire any specific number of shares. It may be modified, suspended, extended or terminated by the Company at any time without prior notice and may be executed through open market purchases, privately negotiated transactions or otherwise. All or part of the repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so.

Forward-looking Statements Disclaimer
    The statements contained in the news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth under the heading Risk Factors in NACCO’s most recent 10-K filed with the Securities and Exchange Commission.

About NACCO Industries, Inc.
NACCO Industries, Inc. is an operating holding company for The North American Coal Corporation, which mines coal primarily for use in power generation and provides value-added services for natural resource companies.